UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2009

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

USEC Inc. ("USEC" or the "Company"), through its wholly owned subsidiary, United States Enrichment Corporation, is the U.S. government’s executive agent in connection with a government-to-government non-proliferation agreement between the United States and the Russian Federation. Under the agreement, USEC has been designated by the U.S. government to order the separative work unit ("SWU") component of low enriched uranium ("LEU") derived from dismantled Soviet nuclear weapons. This program is referred to as the Megatons to Megawatts program. USEC implements the Megatons to Megawatts program under a commercial agreement (the "Russian Contract") with a Russian government entity known as OAO Techsnabexport ("TENEX").

On February 13, 2009, United States Enrichment Corporation and TENEX entered into an amendment (the "Amendment") to the Russian Contract to revise the pricing methodology for the purchase of the SWU component of LEU ordered by USEC under the Russian Contract for delivery in calendar years 2010 through 2013. The Russian Contract expires in 2013. The current pricing methodology uses a discount from an index of international and U.S. price points, including both long-term and spot prices. The new pricing methodology is intended to enhance the stability of future pricing for both parties through a formula that combines a different mix of price points and other pricing elements. Under the Amendment, USEC expects that the total amount paid to the Russian Federation for the SWU component of the LEU delivered to USEC and its predecessor under the Russian Contract over the 20 year term of the contract will substantially exceed $8 billion by the time the contract is completed in 2013. Approval of both the U.S. government and the government of the Russian Federation is required for the Amendment to become effective.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

February 20, 2009	By:	/s/ John C. Barpoulis

Name: John C. Barpoulis
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)